Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 2 to Registration Statement No. 333-152504 of Roadrunner Transportation Services Holdings, Inc. on Form S-1 The “Registration Statement” of our report dated July 22, 2008 relating to the combined financial statements of Sargent Trucking, Inc.; Big Rock Transportation, Inc.; B&J Transportation, Inc.; Midwest Carriers, Inc.; and Smith Truck Brokers, Inc. (collectively, “Sargent”), all of which are under common control and common management, as of October 3, 2006 and December 31, 2005, and for the period from January 1, 2006 through October 3, 2006 and for the year ended December 31, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the subsequent sale of Sargent on October 4, 2006) appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Milwaukee, WI
October 3, 2008